Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Rob Campbell
May 20, 2014		Nordstrom, Inc.
206-233-6550

	MEDIA CONTACT:	Brooke White
Nordstrom, Inc.
206-303-3030
Erik Nordstrom and Jamie Nordstrom Exchange Roles in Nordstrom Multi-Channel Business
SEATTLE, Wash. – (May 20, 2014) – Nordstrom, Inc. (NYSE: JWN) announced today that two executive team members, Erik Nordstrom and Jamie Nordstrom, are exchanging roles to further strengthen the company’s core commitment to improving the customer experience. Erik Nordstrom, formerly president of stores, will now be president of Nordstrom Direct. Jamie Nordstrom, formerly president of Nordstrom Direct, will now be president of stores. Erik will continue to sit on the Nordstrom Board of Directors.

“Customers view us as one Nordstrom - our challenge is to act like one Nordstrom,” said Erik Nordstrom, President of Nordstrom Direct. “As we work to further leverage our capabilities across Nordstrom stores and Nordstrom.com in what today is a growing $10 billion regular price business, we believe this move will help us meet that goal.”

Nordstrom is squarely focused on a customer strategy, serving customers the way they want to shop. Today, Nordstrom serves customers through distinct yet complementary businesses: Nordstrom stores, Nordstrom.com, Nordstrom Rack, Nordstromrack.com and HauteLook.

“Customers don’t value channels, they value experiences, and our entire team is focused on creating innovative and relevant customer experiences,” said Jamie Nordstrom, President of Stores. “We believe that by making this change we can better support our team in taking an even more integrated approach in how we serve customers.”

Erik was named a co-president of Nordstrom in 1995 and president of stores in 2000. Jamie was instrumental in the development of Nordstrom’s singular inventory platform, leading that project prior to being named president of Nordstrom Direct in 2005. Together they have been integral to the company’s growth and customer focused online experience that is recognized as the innovative leader in the industry. Their strategic guidance, along with the rest of the executive team, helped develop and launch capabilities that integrated Nordstrom stores and Nordstrom.com including the store and online merchandising teams, buy online/pick up in stores, mobile POS, same-day delivery and free shipping/free returns. In addition, since 2000 Nordstrom has opened 46 full-line and, 127 Rack stores, launched partnerships with retailers such as Topshop, minority investments in Bonobos and Peek...Aren't You Curious and completed the acquisition of HauteLook in 2011. More recently their leadership was instrumental in the development and launch of Nordstromrack.com and the company’s expansion into Canada in 2014.
ABOUT NORDSTROM
Nordstrom, Inc. is one of the leading fashion specialty retailers based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 270 stores in 36 states, including 117 full-line stores, 150 Nordstrom Racks, two Jeffrey boutiques and one clearance store. Nordstrom also serves customers through Nordstrom.com and the newly developed site Nordstromrack.com, which operates in partnership with its online private sale site, HauteLook. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.

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